Exhibit 99.1

Rubicon Project Grants Employment Inducement Equity Awards to New CEO

LOS ANGELES, CA. - March 22, 2017 -As required by Rule 303A.08 of the New York Stock Exchange Corporate Governance Standards, The Rubicon Project, Inc. (NYSE: RUBI) reported today that it has made employment inducement equity awards to Michael Barrett, Rubicon Project’s newly appointed President and Chief Executive Officer, as a material inducement to his being hired.
On March 17, 2017, Mr. Barrett was granted 1,099,138 restricted stock units and a non-qualified option to purchase 634,780 shares of Rubicon Project common stock at an exercise price of $5.80, which was the closing price of Rubicon Project’s common stock on the New York Stock Exchange on that date. The restricted stock units will vest, subject to continued service, as follows: 219,075 shares on December 21, 2017; 78,608 shares on May 15, 2018; 137,392 on each November 15 and May 15 starting November 15, 2018 and ending November 15, 2020; and 114,495 shares on May 15, 2021. The stock option will vest, subject to continued service, with respect to 25% of the underlying shares on the first anniversary of the grant, and with respect to the remaining 75% of the underlying shares in 36 equal consecutive monthly installments thereafter.
The stock option and restricted stock units are subject to partial or full vesting acceleration upon certain terminations of employment, as more fully described in the Company's Form 8-K filed with the Securities and Exchange Commission on March 22, 2017.

About Rubicon Project
Founded in 2007, Rubicon Project’s mission is to keep the Internet free and open and fuel its growth by making it easy and safe to buy and sell advertising. Rubicon Project pioneered advertising automation technology to enable the world’s leading brands, content creators and application developers to trade and protect trillions of advertising requests each month and to improve the advertising experiences of people. Rubicon Project is a publicly traded company (NYSE: RUBI) headquartered in Los Angeles, California.

Media Contact:
Eric Bonach
press@rubiconproject.com
(310) 207-0272